Fiscal Year 2025 Narrative Report The following discussion, which presents results for fiscal year 2025, should be read in conjunction with the accompanying Consolidated Financial Statements and notes thereto. Unless otherwise indicated, all references in this Narrative are as of the date presented and the Company does not undertake any obligation to update these numbers, or to revise or update any statement being made related thereto. Throughout Fiscal 2025, the Company remained firmly committed to celebrating and serving America’s diverse working families. With heightened value expectations and continued traffic softness across the retail sector, the Company stayed focused on providing quality, affordable fashion and merchandise through a compelling mix of national brands, private brands, value messaging, and customer engagement initiatives. Building on the momentum created by its prior-year efforts, “Really Big Deals” remained an important event platform and in the fourth quarter, the events outperformed plan by 8%, led by strong performance in Beauty and Salon, sweaters, and jewelry. The brand’s “Yes, JCPenney!” Platform launched in April 2025 has improved brand consideration among non-customers and younger fashion customers, reinforcing the effectiveness of the Company’s combined value and brand messaging. The Company’s Fiscal 2025 merchandising strategy and initiatives were centered around strengthening core merchandise categories, expanding relevant brand partnerships, and improving the shopping experience for both existing and new customers. Activewear, Fine Jewelry, Home, Intimates, and Beauty demonstrated areas of sustained strength during the year. Nike was launched in 175 stores during the back-to-school season and contributed meaningfully to comparable sales. JCPenney Beauty and Salon remained essential elements of the customer engagement and cross-shopping strategy. Fragrance continued to be a standout driver, supported by targeted promotional activity and digital messaging. Several merchandise categories delivered notable performance in the fourth quarter. Activewear benefited from Nike expansion, fleece strength, and footwear clearance execution. Men’s saw strength in sweaters and dress categories, and Kids benefited from fleece, Nike, and Disney toy performance. Home remained strong in bath, candles and fragrance, small electrics, furniture, and rugs. Fine Jewelry benefited from strong Modern Bride performance and continued watch momentum. Women’s saw strength in sweaters, denim, fall sportswear and Juniors performance was supported by the launch of Aéropostale. Gross margin as a percentage of total net sales declined approximately 150 basis points compared with prior year driven by increased tariffs as well as changes in category mix and increased promotional activity. Tariff increases were partially offset by cost negotiation efforts and adjustments to country-of-origin. Selling, general, and administrative expenses decreased $226 million compared with the prior year, reflecting continued expense discipline, operating efficiencies, and the one-time Visa litigation settlement, offset slightly by investments in customer-facing initiatives that included staffing, technology, and infrastructure required to support long-term growth. The Company recorded $107 million in restructuring, impairment, store closing, and other costs in Fiscal 2025, related to distribution center closing costs and strategic inventory decisions. Taking into account restructuring charges, the Company generated estimated Adjusted EBITDA of approximately $168 million for Fiscal 2025, compared with $172 million in Fiscal 2024, reflecting disciplined expense management offsetting lower sales and margin pressure. Net interest expense decreased by $27 million, reflecting the benefit of debt repayment and refinancing activity. The Company strengthened its balance sheet with a capital contribution, which was used to fully extinguish the ABL FILO Facility and Term Loan. As a result, the Company had no long-term debt outstanding at the end of the year. The Company’s parent company completed a refinancing that included an amendment to the Revolving Credit Facility - extending its maturity to September 2030. At year end, the Company had no borrowings outstanding under the Parent’s Revolving Credit Facility. Net cash provided by operating activities was $180 million, up $72 million over prior year. Inventory at year end was $1.5 billion, down approximately 4.1%, from the prior year, reflecting ongoing strategic inventory and working capital discipline. Capital expenditures were $166 million for the year with investments focused on customer experience, omnichannel capabilities, store execution, technology, and infrastructure. The Company’s liquidity position, reduced debt burden, disciplined inventory management, and continued focus on expense control provide flexibility to navigate an evolving consumer environment while investing in initiatives intended to increase frequency, drive customer acquisition, and improve long-term operating performance.